Exhibit 2.1

AMENDMENT NO. 2

to

Business Combination Agreement

This Amendment No. 2 to the Business Combination Agreement (this “Amendment”) is made as of August 23, 2022, by and among Endurance Acquisition Corp., a Cayman Islands exempted company (“SPAC”), SatixFy Communications Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”), and SatixFy MS, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”). Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the BCA (as defined below).

WHEREAS, on March 8, 2022, SPAC, the Company and Merger Sub entered into that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”);

WHEREAS, pursuant to Section 8.3 of the BCA, the BCA may be amended or modified only by a duly authorized agreement in writing executed by each of the Parties in the same manner as the BCA and which makes reference to the BCA;

WHEREAS, each of SPAC, the Company and Merger Sub agree that the conditions to the Closing set forth in Section 6.1(b), Section 6.1(d) and Section 6.1(f) of the BCA will not be satisfied as of the Termination Date and desire to amend Section 7.1(d) of the BCA to exercise the right to extend the Termination Date to November 7, 2022; and

WHEREAS, each of SPAC, the Company and Merger Sub desire to amend certain other provisions of the BCA on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC, the Company and Merger Sub hereby agree to amend the BCA as follows:

1.             Amendments. The following Sections of the BCA are hereby amended as set forth below (with certain changes shown in blackline form, with bold and underlined text representing additions and ~~bold and struck through~~ text representing deletions):

(a)            Section 1.1. Section 1.1 of the BCA is hereby amended as follows:

(i)             The definition of “Equity Value” is hereby amended and restated in its entirety to read: “means $365,000,000.”

(ii)            The definition of “Aggregate Transaction Proceeds” is hereby amended and restated in its entirety to read: “has the meaning set forth in the Sponsor Letter Agreement.”

(b)            Section 2.10(h). The second sentence of Section 2.10(h) of the BCA is hereby amended as follows:

“(h) No Price Adjustment Participant may Transfer any Price Adjustment Shares before such Price Adjustment Shares becomes vested (if at all) pursuant to this Section 2.10; provided, however, that if such Price Adjustment Participant is an individual, then such Price Adjustment Participant may transfer his or her Price Adjustment Shares, whether vested or not (i) by testamentary disposition by virtue of laws of descent and distribution upon death of the individual, (ii) pursuant to a qualified domestic relations order or (iii) by transfer to a member of such Price Adjustment Participant’s immediate family or to a trust, the beneficiary of which is such Price Adjustment Participant or a member of such Price Adjustment Participant’s immediate family, heirs or an affiliate thereof of such Price Adjustment Participant.”

(c)            Section 5.3(c). Section 5.3(c) of the BCA is hereby amended as follows:

“(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and, subject to execution and delivery of a confidentiality agreement in a customary form, its Representatives (i) during normal business hours reasonable access to the directors, officers, books and records of SPAC (in a manner so as to not interfere with the normal business operations of SPAC) and (ii) information that is reasonably necessary for the Company to calculate the SPAC Expenses ~~and Aggregate Transaction Proceeds~~. Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any Evaluation Material.”

(d)            Section 6.3(c). Section 6.3(c) of the BCA is hereby amended as follows:

“(c) ~~the Aggregate Transaction Proceeds shall be equal to or greater than $115,000,000.~~ [Reserved.]”

(e)            Section 7.1(d). Section 7.1(d) of the BCA is hereby amended as follows:

“(d) by written notice by either SPAC or the Company to the other Parties, if the transactions contemplated by this Agreement shall not have been consummated on or prior to ~~Spetember~~ November 7, 2022 (the “Termination Date”)~~; provided, that either SPAC or the Company shall have the right, upon written notice to the other Parties before the Termination Date, to extend the Termination Date to November 7, 2022 if all conditions to the Closing listed in Article VI have been satisfied, other than the conditions set forth in Section 6.1(b), Section 6.1(d), Section 6.1(f) and those conditions that are only capable of being satisfied at Closing;~~ provided ~~further~~, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if either Company Party’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date~~, and (iii) the right to extend the Termination Date pursuant to this Section 7.1(d) shall not be available to any Party who is then in breach of its covenants or obligations under this Agreement~~;”

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2.             Effect of Amendments and Modifications. Except as expressly amended hereby, the BCA shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed. Whenever the BCA is referred to in any agreement, document or other instrument, such reference will be to the BCA as amended by this Amendment. For the avoidance of doubt, each reference in the BCA, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to March 8, 2022.

3.             Miscellaneous. Sections 8.5, 8.7, 8.10, 8.11, 8.15 and 8.16 of the BCA are incorporated herein by reference, mutatis mutandis.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ENDURANCE ACQUISITION CORP.

By:	/s/ Richard Davis
	Name:	Richard Davis
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to the Business Combination Agreement]

SATIXFY MS

By:	/s/ Yoav Leibovitch
	Name:	Yoav Leibovitch
	Title:	Chief Financial Officer

SATIXFY COMMUNICATIONS LTD.

By:	/s/ Yoav Leibovitch
	Name:	Yoav Leibovitch
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 2 to the Business Combination Agreement]